Exhibit 10.2
PERFORMANCE SHARE AWARD AGREEMENT
(2016 Long-Term Incentive Plan for Associates)

This PERFORMANCE SHARE AWARD AGREEMENT (this “AGREEMENT”) is made to be effective as of March 23, 2021 (the date on which the COMMITTEE (as defined below) approves the award, referred to as the “GRANT DATE”), by and between Abercrombie & Fitch Co., a Delaware corporation (the “COMPANY”), and [ EMPLOYEE NAME ], an employee of the COMPANY or one of the COMPANY’s subsidiaries or affiliates (“PARTICIPANT”).
WITNESSETH:
WHEREAS, pursuant to the provisions of the 2016 Long-Term Incentive Plan for Associates of the COMPANY (the “PLAN”), the Compensation and Organization Committee (the “COMMITTEE”) of the Board of Directors of the COMPANY (the “BOARD”) administers the PLAN; and
WHEREAS, the COMMITTEE has determined that PARTICIPANT should be granted rights to earn a target number of shares of Class A Common Stock, $0.01 par value (the “SHARES”), of the COMPANY equal to XX,XXX SHARES (such rights, the “AWARD”), subject to the restrictions, conditions and other terms set forth in this AGREEMENT;
NOW, THEREFORE, in consideration of the premises, the parties hereto make the following agreement, intending to be legally bound thereby:
1.    Grant of AWARD. Pursuant to, and subject to, the terms and conditions set forth in this AGREEMENT and in the PLAN, the COMPANY hereby grants to PARTICIPANT an AWARD with a target number of SHARES of the COMPANY (the “TARGET AWARD”) equal to XX,XXX SHARES (subject to adjustment as provided in Section 11(c) of the PLAN and Section 5(F) of this AGREEMENT, if applicable). The AWARD represents the right to earn up to 200% of the target number of SHARES of the COMPANY subject to the AWARD, subject to the restrictions, conditions and other terms set forth in this AGREEMENT.
2.    Terms and Conditions of the AWARD.
(A)    EARNED UNITS. The issuance of SHARES of the COMPANY pursuant to this AGREEMENT shall be subject to the COMPANY’s achievement with respect to the performance goals of (i) RELATIVE TOTAL SHAREHOLDER RETURN, (ii) GAAP NET SALES GROWTH RATE OVER BASE, and (iii) THREE-YEAR AVERAGE NON-GAAP EBIT MARGIN PERCENT as set forth in the tables below (each and collectively, the “PERFORMANCE GOALS”). Each PERFORMANCE GOAL metric will be equally weighted. If any of the PERFORMANCE GOALS for the three-fiscal-year period ending February 3, 2024 does not exceed the respective THRESHOLD performance level set forth in the respective table below, the portion of the AWARD associated with such PERFORMANCE GOAL shall be forfeited. If all three of the PERFORMANCE GOALS fall below the respective THRESHOLD performance level set forth in the respective table below, the AWARD and PARTICIPANT’s right to receive any SHARES of the COMPANY pursuant to this AGREEMENT shall expire and be forfeited without payment of any additional consideration, effective as of the last day of the fiscal year ending February 3, 2024. Subject to the foregoing, the number of “EARNED UNITS” for purposes of this AGREEMENT shall be determined in accordance with the following schedule:
(i) RELATIVE TOTAL SHAREHOLDER RETURN:

Performance Level	FY 2021 through FY 2023 Relative Total Shareholder Return (1) Required to Achieve Performance Level	% of TARGET AWARD Earned
BELOW THRESHOLD	Below 30th percentile of COMPARATOR GROUP	0%
THRESHOLD	30th percentile as compared to COMPARATOR GROUP	25%
TARGET	55th percentile as compared to COMPARATOR GROUP	100%
MAXIMUM	At or above 80th percentile as compared to COMPARATOR GROUP	200%
(1) Relative Total Shareholder Return is measured against the following twelve companies (the “COMPARATOR GROUP”): AMERICAN EAGLE OUTFITTERS, INC.; CARTER’S, INC.; CHICO’S FAS, INC.; THE CHILDREN’S PLACE, INC.; EXPRESS, INC.; FOSSIL GROUP, INC.; GUESS?, INC.; LEVI STRAUSS & CO.; LULULEMON ATHLETICA INC.; RALPH LAUREN CORPORATION; TAPESTRY, INC.; and URBAN OUTFITTERS, INC. Relative Total Shareholder Return shall be measured as follows:
(a)    Total Shareholder Return shall be measured using an average of the closing stock price for the 20 trading days immediately before the first day of the COMPANY’s 2021 fiscal year and an average of the closing stock price for the 20 trading days immediately before and including the last day of the COMPANY’s 2023 fiscal year. Total shareholder return shall assume dividend reinvestment on the ex-dividend date.
(b)    For companies that are in the COMPARATOR GROUP as of the first day of the COMPANY’s 2021 fiscal year but that do not remain in the COMPARATOR GROUP through the last day of the COMPANY’s 2023 fiscal year, treatment will be as follows:
i.Acquisition – For a company that is acquired (other than in connection with merger activity) during the PERFORMANCE PERIOD, it shall be removed entirely from the COMPARATOR GROUP and thus not considered for measurement purposes;
ii.Merger – For a company that is impacted by merger activity during the PERFORMANCE PERIOD:

1.Such company shall be removed from the COMPARATOR GROUP (and thus not considered for measurement purposes) if it is not the surviving company following a merger with either a non-COMPARATOR GROUP company or another COMPARATOR GROUP company; or
2.    Such company shall be included in the COMPARATOR GROUP if it is the surviving company following a merger with another COMPARATOR GROUP company; or
3.    Such company shall be included in the COMPARATOR GROUP if it is the surviving company in a merger with a non-COMPARATOR GROUP company (unless 50% or more of such company’s post-merger business has a non-retail GICS code, in which case such company shall be removed from the COMPARATOR GROUP and thus not considered for measurement purposes).
iii.    Spin-Off – For a company that is spun-off during the PERFORMANCE PERIOD, such company shall be removed from the COMPARATOR GROUP (and thus not considered for measurement purposes); however, the parent company of such spun-off company shall be included for measurement purposes if such parent company remains in the COMPARATOR GROUP and remains at least 50% of such company’s pre-spin-off size as measured by revenues.
iv.    Bankruptcy – For a company that goes bankrupt (either voluntarily or involuntarily) during the PERFORMANCE PERIOD, such company shall be placed at the bottom of the COMPARATOR GROUP for measurement purposes, with a deemed negative Total Shareholder Return of (-100%).
(c)    Payout shall be capped at the TARGET AWARD if the COMPANY’s Total Shareholder Return over the full PERFORMANCE PERIOD is negative. In the event that the COMPANY’s level of achievement with respect to the PERFORMANCE GOAL is between the THRESHOLD and the TARGET performance levels, or between the TARGET and the MAXIMUM performance levels, linear interpolation will be used to determine the number of EARNED UNITS. Any portion of the TARGET AWARD not earned based upon the actual level of performance achieved by the COMPANY shall expire and be forfeited to the COMPANY without payment of any additional consideration, effective as of the last day of the fiscal year ending February 3, 2024. The COMPANY’s level of achievement with respect to the PERFORMANCE GOAL set forth in this Section 2(A) (and the extent or lack thereof) shall be evidenced by the COMMITTEE’s written certification.

(ii) GAAP NET SALES GROWTH RATE OVER BASE:

Performance Level	FY 2021 through FY 2023 GAAP Net Sales Growth Rate Over Base (1) Required to Achieve Performance Level	% of TARGET AWARD Earned
BELOW THRESHOLD	Less than 2.0%	0%
THRESHOLD	2.0%	25%
TARGET	4.0%	100%
MAXIMUM	6.5% or greater	200%
(1) For purposes of this Agreement, “GAAP NET SALES GROWTH RATE OVER BASE” is defined as the straight three-year average of the growth rate in GAAP Net Sales in each Fiscal Year of the three-year 2021-2023 performance period, in each case calculated in comparison to the GAAP Net Sales for Fiscal Year 2020, where GAAP Net Sales reflects net sales as reported in the Company’s consolidated financial statements in accordance with generally accepted accounting principles as in effect on March 29, 2021.

(iii) THREE-YEAR AVERAGE NON-GAAP EBIT MARGIN PERCENT:

Performance Level	FY 2021 through FY 2023 Three-Year Average Non-GAAP EBIT Margin Percent (1) Required to Achieve Performance Level	% of TARGET AWARD Earned
BELOW THRESHOLD	Less than 3.0%	0%
THRESHOLD	3.0%	25%
TARGET	5.0%	100%
MAXIMUM	6.5% or greater	200%
(1) For purposes of this Agreement, EBIT is defined as net income less interest and income taxes as reported in the Company’s consolidated financial statements for each such year in accordance with generally accepted accounting principles as in effect on March 29, 2021. For purposes of this agreement, EBIT Margin Percent shall be equal to the EBIT (as defined herein) for each fiscal year of the three-year performance period FYs 2021-2023, divided by the corresponding fiscal year’s net sales (as reported in the Company’s consolidated financial statements in accordance with generally accepted accounting principles as in effect on March 29, 2021), and expressed as a percentage. Further, for purposes of this agreement, “THREE-YEAR AVERAGE NON-GAAP EBIT MARGIN PRECENT” shall be equal to the straight average of the EBIT Margin Percent results for each of the performance years of

Fiscal 2021, Fiscal 2022, and Fiscal 2023. The measurement of EBIT Margin Percent shall exclude or adjust for the impact(s) of the following:
(a)    changes in accounting principles (i.e., cumulative effect of U.S. GAAP changes);
(b)    changes in accounting policies that were not contemplated in the initial targets;
(c)    changes in tax structures or statutory rates that result in a cumulative EBIT impact of greater than $5.0 million for the performance period;
(d)    all items of gain, loss or expense for the performance period related to an exit activity (including flagship closures);
(e)    impairment of long-lived assets, finite or indefinite lived intangible assets, or goodwill;
(f)    total legal settlements in excess of a cumulative amount of $5.0 million over the performance period; and
(g)    charges or gains from the early extinguishment of funded debt obligations and/or lease obligations
(h)    direct and incremental effects of acquisitions of business(es), and direct and incremental effects of intangible asset acquisitions

For the avoidance of doubt, the potential exclusions noted in (c) and (f) above would be triggered once the cumulative amount of the respective potential exclusion item exceeds $5.0 million over the performance period, in which case the amount greater than $5.0 million would be excluded.
In the event that performance for one, two, or three of the performance goals is between the THRESHOLD and the TARGET performance levels, or between the TARGET and the MAXIMUM performance levels, linear interpolation will be used to determine the number of EARNED UNITS with respect to that metric. Any portion of the TARGET AWARD not earned based upon the actual performance achieved shall expire and be forfeited without payment of any additional consideration, effective as of the last day of the fiscal year ending February 3, 2024. The achievement of the performance goals set forth in this Section 2(A) (and the extent or lack thereof) shall be evidenced by the COMMITTEE’s written certification.
(B)    RESTRICTED PERIOD. Except as provided under Sections 3 and 4 of this AGREEMENT, the period of restriction (the “RESTRICTED PERIOD”), after which the EARNED UNITS shall become vested and no longer be subject to forfeiture to the COMPANY, shall lapse according to the following terms. The VESTING DATE shall be defined as the date for vesting which is approved by the COMMITTEE following completion of the three-year performance period and then recorded and communicated through the System of Record, but not later than 60 days after the close of the performance period (or the date of filing of Form 10-K, if sooner). The RESTRICTED PERIOD shall lapse as to one-hundred percent of the EARNED UNITS (subject to adjustment as provided in Section 11(c) of the PLAN), and such EARNED UNITS shall become vested, on the VESTING DATE, provided PARTICIPANT is employed by the COMPANY or a subsidiary or affiliate of the COMPANY on such date;

(C)    Non-Transferability of AWARD. The AWARD and any EARNED UNITS may not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of PARTICIPANT to any party (other than the COMPANY or a subsidiary or affiliate of the COMPANY), or assigned or transferred (whether by operation of law or otherwise) by PARTICIPANT, otherwise than by will or by the applicable laws of descent and distribution, and the AWARD and any EARNED UNITS shall not be subject to execution, attachment or similar process.
(D)    Lapse of RESTRICTED PERIOD. Upon the lapse of the RESTRICTED PERIOD applicable to any EARNED UNITS, as promptly as is reasonably practicable, and in no case later than the 15th day of the third month immediately following the completion of the three-year performance period, SHARES of the COMPANY shall be issued to PARTICIPANT and the COMPANY shall deliver a stock certificate or other appropriate documentation evidencing the number of SHARES of the COMPANY issued in settlement of such vested EARNED UNITS to PARTICIPANT (with each EARNED UNIT representing the right to receive one SHARE of the COMPANY).
(E)    Tax Withholding. The COMPANY shall have the right to require PARTICIPANT to remit to the COMPANY an amount sufficient to satisfy any applicable federal, state, local and foreign tax withholding requirements in respect of the settlement of the AWARD. Unless PARTICIPANT is notified otherwise, the COMPANY will withhold SHARES of the COMPANY otherwise deliverable upon settlement of the AWARD having a FAIR MARKET VALUE (as defined in the PLAN) on the date of settlement equal to the amount required to be withheld (but only to the extent of the minimum amount that must be withheld to comply with applicable federal, state, local and foreign income, employment and wage tax laws).
(F)    Rights as Holder of AWARD. With respect to the AWARD, PARTICIPANT shall have no rights as a stockholder of the COMPANY (including no right to vote or receive dividends) with respect to any SHARES of the COMPANY covered by the AWARD until the date of issuance to PARTICIPANT of a certificate or other evidence of ownership representing such SHARES in settlement thereof. In addition, dividend equivalents will not be paid or payable with respect to the SHARES of the COMPANY and/or the EARNED UNITS subject to this AGREEMENT until such date of issuance.
3.    Change of Control. Unless the BOARD or the COMMITTEE provides otherwise prior to a “Change of Control” (as such term is defined in the PLAN), upon a Change of Control, Section 9 of the PLAN shall govern the treatment of the AWARD. For the avoidance of doubt, the performance period under this AGREEMENT for purposes of Section 9(b) of the PLAN shall be the three-fiscal-year period ending February 3, 2024. Notwithstanding anything in Section 9(b) of the PLAN to the contrary, for all purposes under this AGREEMENT, in the event of a Change of Control in which fifty percent (50%) or more of the performance period applicable to the AWARD has elapsed as of the date of the Change of Control, the PARTICIPANT shall be entitled to a pro-rata payment, vesting or settlement of such AWARD based upon actual performance of each of the three performance goals. In the event of a Change of Control in which less than fifty percent (50%) of the performance period applicable to the AWARD has elapsed as of the date of the Change of Control, the

PARTICIPANT shall be entitled to a pro-rata payment, vesting or settlement of such AWARD based upon a TARGET level of performance of each of the three performance goals.
4.    Effect of Termination of Employment.
(A)    The grant of the AWARD shall not confer upon PARTICIPANT any right to continue in the employment of the COMPANY or any of the subsidiaries or affiliates of the COMPANY or interfere with or limit in any way the right of the COMPANY or any of the subsidiaries or affiliates of the COMPANY to modify the terms of or terminate the employment of PARTICIPANT at any time in accordance with applicable law and the COMPANY’s or the subsidiary’s or affiliate’s governing corporate documents.
(B)    Except as the COMMITTEE may at any time provide, if the employment of PARTICIPANT with the COMPANY and the subsidiaries and affiliates of the COMPANY is terminated by the COMPANY for “CAUSE” or as a result of PARTICIPANT’S resignation for any reason other than “retirement” (as defined below), in either case, prior to the lapsing of the RESTRICTED PERIOD applicable to the AWARD and/or any EARNED UNITS, such AWARD and/or the EARNED UNITS shall be forfeited to the COMPANY. For purposes of this AGREEMENT only, “CAUSE” shall mean: (i) PARTICIPANT’S conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal or state law; or (ii) fraudulent conduct by PARTICIPANT in connection with the business affairs of the COMPANY; or (iii) PARTICIPANT’S willful refusal to materially perform PARTICIPANT’S duties; or (iv) PARTICIPANT’S willful misconduct which has, or would have if generally known, a materially adverse effect on the business or reputation of the COMPANY; or (v) PARTICIPANT’S material breach of a covenant, representation, warranty or obligation of PARTICIPANT to the COMPANY. As to the grounds stated in the above-mentioned clauses (iii), (iv), and (v), such grounds will only constitute CAUSE once the COMPANY has provided PARTICIPANT written notice and PARTICIPANT has failed to cure such issue within 30 days.
(C)    If PARTICIPANT’s employment is terminated by the COMPANY without CAUSE prior to the lapsing of the RESTRICTED PERIOD, such RESTRICTED PERIOD shall immediately lapse and (1) if such termination occurs within the first year of the three-year performance period, the AWARD and/or the EARNED UNITS shall be forfeited to the COMPANY, or (2) if such termination occurs after the first year of the three-year performance period, the AWARD shall remain outstanding, the number of EARNED UNITS shall be earned based upon the actual achievement of the respective performance goals over the full three-fiscal-year period and then pro-rated for the number of days PARTICIPANT was employed during the performance period, and such pro-rated number of EARNED UNITS shall become vested upon the COMMITTEE’s written certification of the achievement of such goals and payable as of the VESTING DATE notwithstanding the fact that PARTICIPANT is not employed as of the VESTING DATE and any remaining portion of the AWARD shall be forfeited to the COMPANY.
(D)    If PARTICIPANT becomes totally disabled prior to the lapsing of the RESTRICTED PERIOD, such RESTRICTED PERIOD shall immediately lapse and (1) if such termination occurs after the end of the three-year performance period, the EARNED UNITS shall become fully vested and payable immediately, or (2) if such termination occurs prior to the end of the three-year performance period, the TARGET AWARD shall become fully vested and payable immediately.
(E)    If PARTICIPANT dies while employed by the COMPANY or one of the subsidiaries or affiliates of the COMPANY prior to the lapsing of the RESTRICTED PERIOD, such RESTRICTED PERIOD shall immediately lapse and (1) if PARTICIPANT’s death occurs after the end of the three-year performance period, the EARNED UNITS shall become fully vested and payable immediately, or (2) if PARTICIPANT’s death occurs prior to the end of the three-year performance period, the TARGET AWARD shall become fully vested and payable immediately.
(F)    If PARTICIPANT retires from employment with the COMPANY and the subsidiaries and affiliates of the COMPANY at or after attaining the age of 65 (such termination of employment, a “retirement”) prior to the lapsing of the RESTRICTED PERIOD applicable to any EARNED UNITS, such RESTRICTED PERIOD shall immediately lapse and the EARNED UNITS shall become fully vested and payable as of the VESTING DATE notwithstanding the fact that PARTICIPANT is not employed as of the VESTING DATE (and, if such termination occurs prior to February 3, 2024, the number of EARNED UNITS shall be based upon the actual achievement of the respective performance goals over the full three-fiscal-year period and such EARNED UNITS shall become fully vested upon the COMMITTEE’s written certification of the achievement of such goals and payable as of the VESTING DATE notwithstanding the fact that PARTICIPANT is not employed as of the VESTING DATE and any remaining portion of the AWARD shall be forfeited to the COMPANY.
(G)    For purposes of this AGREEMENT, “total disability” shall have the definition set forth in the Abercrombie & Fitch Co. Long Term Disability Plan, which definition is incorporated herein by reference.
5.    Forfeiture of AWARD.
(A) The AWARD and any EARNED UNITS shall be subject to the following additional forfeiture conditions, to which PARTICIPANT, by accepting the AWARD, agrees. If any of the events specified in Section 5(B)(i), (ii), (iii) or (iv) of this AGREEMENT occurs (a “FORFEITURE EVENT”), the following forfeiture will result:
(i)     the AWARD and any EARNED UNITS held by PARTICIPANT and not then settled will be immediately forfeited and canceled upon the occurrence of the FORFEITURE EVENT; and
(ii) PARTICIPANT will be obligated to repay to the COMPANY, in cash, within five business days after demand is made therefor by the COMPANY, the total amount of “AWARD GAIN” (as defined below) realized by PARTICIPANT upon settlement of the AWARD that occurred on or after (x) the date that is twenty-four months prior to the occurrence of the FORFEITURE EVENT, if the FORFEITURE EVENT occurred while

PARTICIPANT was employed by the COMPANY or a subsidiary or affiliate of the COMPANY, or (y) the date that is twenty-four months prior to the date PARTICIPANT’s employment by the COMPANY or a subsidiary or affiliate of the COMPANY terminated, if the FORFEITURE EVENT occurred after PARTICIPANT ceased to be so employed. For purposes of this Section 5, the term “AWARD GAIN” shall mean, in respect of any settlement of the AWARD granted to PARTICIPANT, the FAIR MARKET VALUE of the cash and/or SHARES of the COMPANY paid or payable to PARTICIPANT (regardless of any elective deferrals).
(B)     The forfeitures specified in Section 5(A) of this AGREEMENT will be triggered upon the occurrence of any one of the following FORFEITURE EVENTS at any time during PARTICIPANT’s employment by the COMPANY or a subsidiary or affiliate of the COMPANY, or during the twenty-four - month period following termination of such employment:
(i)    PARTICIPANT, acting alone or with others, directly or indirectly, (I) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless PARTICIPANT’s interest is insubstantial, in any business in an area or region in which the COMPANY or any subsidiary or affiliate of the COMPANY conducts business at the date the event occurs, which is directly in competition with a business then conducted by the COMPANY or a subsidiary or affiliate of the COMPANY; (II) induces any customer or supplier of the COMPANY or a subsidiary or affiliate of the COMPANY, with which the COMPANY or a subsidiary or affiliate of the COMPANY has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the COMPANY or any subsidiary or affiliate of the COMPANY; or (III) induces, or attempts to influence, any employee of or service provider to the COMPANY or a subsidiary or affiliate of the COMPANY to terminate such employment or service. The COMMITTEE shall, in its discretion, determine which lines of business the COMPANY and the subsidiaries and affiliates of the COMPANY conduct on any particular date and which third parties may reasonably be deemed to be in competition with the COMPANY or any subsidiary or affiliate of the COMPANY. For purposes of this Section 5(B)(i), PARTICIPANT’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and PARTICIPANT’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the COMMITTEE in its discretion, of less than five percent of the outstanding equity of the entity;
(ii)    PARTICIPANT discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the COMPANY or any subsidiary or affiliate of the COMPANY, any confidential or proprietary information of the COMPANY or any subsidiary or affiliate of the COMPANY, including but not limited to information regarding the COMPANY’s or any subsidiary’s or affiliate’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by PARTICIPANT’s breach of this provision), except as required by law or pursuant to legal process, or PARTICIPANT makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the COMPANY or any of the subsidiaries or affiliates of the COMPANY or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process;
(iii)    PARTICIPANT fails to cooperate with the COMPANY or any subsidiary or affiliate of the COMPANY in any way, including, without limitation, by making PARTICIPANT available to testify on behalf of the COMPANY or such subsidiary or affiliate of the COMPANY in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the COMPANY or any subsidiary or affiliate of the COMPANY in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the COMPANY or such subsidiary or affiliate of the COMPANY, as reasonably requested; or
(iv)    PARTICIPANT, during the period PARTICIPANT is employed by the COMPANY or any subsidiary or affiliate of the COMPANY and for twenty-four months thereafter (the “NON-SOLICITATION PERIOD”), alone or in conjunction with another person, (I) interferes with or harms, or attempts to interfere with or harm, the relationship of the COMPANY or any subsidiary or affiliate of the COMPANY with any person who at any time was a customer or supplier of the COMPANY or any subsidiary or affiliate of the COMPANY or otherwise had a business relationship with the COMPANY or any subsidiary or affiliate of the COMPANY; or (II) hires, solicits for hire, aids in or facilitates the hire, or causes to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six-month period prior thereto, as an employee, contractor or consultant of the COMPANY or any subsidiary or affiliate of the COMPANY.
(C)    Despite the conditions set forth in this Section 5, PARTICIPANT is not hereby prohibited from engaging in any activity set forth in Section 5(B)(i) of this AGREEMENT, including but not limited to competition with the COMPANY and the subsidiaries and affiliates of the COMPANY. Rather, the non-occurrence of the FORFEITURE EVENTS set forth in Section 5(B) of this AGREEMENT is a condition to PARTICIPANT’s right to realize and retain value from the AWARD, and the consequences under the PLAN and this AGREEMENT if PARTICIPANT engages in an activity giving rise to any such FORFEITURE EVENTS are the forfeitures specified therein and as otherwise provided in this AGREEMENT. The COMPANY and PARTICIPANT shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 5(A) and 5(B) of this AGREEMENT.
(D)     The COMMITTEE may, in its discretion, waive in whole or in part the COMPANY’s right to forfeiture under this Section 5, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the COMPANY.

(E)    In addition to the above, PARTICIPANT agrees that any of the conduct described in Sections 5(B), (ii) and (iv) of this AGREEMENT would result in irreparable injury and damage to the COMPANY for which the COMPANY would have no adequate remedy at law. PARTICIPANT agrees that in the event of such occurrence or any threat thereof, the COMPANY shall be entitled to an immediate injunction and restraining order to prevent such conduct and threatened conduct and/or continued conduct by PARTICIPANT and/or any and all persons and/or entities acting for and/or with PARTICIPANT, and without having to prove damages and to all costs and expenses incurred by the COMPANY in seeking to enforce the COMPANY’s rights under this AGREEMENT. These remedies are in addition to any other remedies to which the COMPANY may be entitled at law or in equity. PARTICIPANT agrees that the covenants of PARTICIPANT contained in Section 5(B) of this AGREEMENT are reasonable.
(F)    If the COMMITTEE determines that the earlier determination as to the achievement of any performance goal or performance-based vesting criteria hereunder was based on incorrect data and that in fact the performance goal or performance-based vesting criteria had not been achieved or had been achieved to a lesser extent than originally determined and a number of the EARNED UNITS would not have been granted, earned and/or vested, given the correct data, then (i) the aggregate number of SHARES of the COMPANY subject to the TARGET AWARD set forth in Section 1 of this AGREEMENT, and/or the aggregate number of EARNED UNITS earned hereunder, shall be reduced by such number of EARNED UNITS that would not have been granted, earned and/or vested (such EARNED UNITS, the “EXCESS UNITS”), (ii) any EXCESS UNITS that have not yet vested in accordance with the terms of this AGREEMENT shall be forfeited and (iii) any SHARES of the COMPANY received upon settlement of vested EXCESS UNITS (or if such SHARES were disposed of, the cash equivalent) shall be returned to the COMPANY as provided by the COMMITTEE.
6.    Restrictions on Transfers of SHARES. Anything contained in this AGREEMENT or elsewhere to the contrary notwithstanding, the COMPANY may postpone the issuance and delivery of SHARES of the COMPANY upon any settlement of the AWARD until completion of any stock exchange listing or registration or other qualification of such SHARES under any state, federal or foreign law, rule or regulation as the COMPANY may consider appropriate; and may require PARTICIPANT in connection with the issuance of the SHARES to make such representations and furnish such information as the COMPANY may consider appropriate in connection with the issuance of the SHARES in compliance with applicable laws, rules and regulations. SHARES of the COMPANY issued and delivered upon settlement of the AWARD shall be subject to such restrictions on trading, including appropriate legending of certificates to that effect, as the COMPANY, in its discretion, shall determine are necessary to satisfy applicable laws, rules and regulations.
7.    PLAN as Controlling; PARTICIPANT Acknowledgments. All terms and conditions of the PLAN applicable to the AWARD which are not set forth in this AGREEMENT shall be deemed incorporated herein by reference. In the event that any term or condition of this AGREEMENT is inconsistent with the terms and conditions of the PLAN, the PLAN shall be deemed controlling. PARTICIPANT acknowledges receipt of a copy of the

PLAN and of the Prospectus related to the PLAN. PARTICIPANT also acknowledges that all decisions, determinations and interpretations of the COMMITTEE in respect of the PLAN, this AGREEMENT and the AWARD shall be final, conclusive and binding on PARTICIPANT, all other persons interested in the PLAN and stockholders of the COMPANY.
8.    Governing Law. To the extent not preempted by applicable federal or foreign law, this AGREEMENT shall be governed by and construed in accordance with the laws of the State of Delaware, except with respect to provisions relating to the covenants set forth in Section 5 of this AGREEMENT, which shall be governed by the laws of the State of Ohio.
9.    Rights and Remedies Cumulative. All rights and remedies of the COMPANY and of PARTICIPANT enumerated in this AGREEMENT shall be cumulative and, except as expressly provided otherwise in this AGREEMENT, none shall exclude any other rights or remedies allowed by law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.
10.    Captions. The captions contained in this AGREEMENT are included only for convenience of reference and do not define, limit, explain or modify this AGREEMENT or its interpretation, construction or meaning and are in no way to be construed as a part of this AGREEMENT.
11.    Severability. If any provision of this AGREEMENT or the application of any provision hereof to any person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this AGREEMENT or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of each party to this AGREEMENT that if any provision of this AGREEMENT is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.
12.    Number and Gender. When used in this AGREEMENT, the number and gender of each pronoun shall be construed to be such number and gender as the context, circumstances or its antecedent may require.
13.    Entire Agreement. This AGREEMENT, including the PLAN incorporated herein by reference, constitutes the entire agreement between the COMPANY and PARTICIPANT in respect of the subject matter of this AGREEMENT, and this AGREEMENT supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this AGREEMENT. No officer, employee or other servant or agent of the COMPANY, and no servant or agent of PARTICIPANT, is authorized to make any representation, warranty or other promise not contained in this AGREEMENT. Other than as set forth in Section 11(e) of the PLAN, no change, termination or attempted waiver of any of the provisions of this AGREEMENT shall be binding upon either party hereto unless contained in a writing signed by the party to be charged.

14.    Successors and Assigns of the COMPANY. The obligations of the COMPANY under this AGREEMENT shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the COMPANY, or upon any successor corporation or organization succeeding to substantially all of the assets and businesses of the COMPANY.

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IN WITNESS WHEREOF, the COMPANY has caused this AGREEMENT to be executed by its duly authorized officer, and PARTICIPANT has executed this AGREEMENT, in each case effective as of the GRANT DATE.

COMPANY:
ABERCROMBIE & FITCH CO.

By:

Its: _________________________
Title: _________________________

PARTICIPANT:

Printed Name:

Address:

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